EXHIBIT 12.2

                         Ratio of Combined Charges and
                       Preference Dividends to Earnings
                            (dollars in thousands)

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

                                      March 5, 1996
                                     (inception) to
                                      December 31,       Year ended December 31,
                                                      ------------------------------
                                          1996        1997        1998        1999
                                      ----------------------------------------------
Fixed charges and Preference Dividends:
     Interest expense on
       indebtedness
       (including
       amortization of debt
       expense and discount)                879       5,859      66,880      88,347

     Interest expense on
       portion of rent
       expense
       representative
       of interest                          127         756         904       9,231

     Preference Dividends                     -           -           -       2,906
                                        --------   ---------   ---------   ---------

Total Fixed Charges and
  Preference Dividends                    1,006       6,615      67,784     100,484
                                        ========   =========   ==========  ==========
Earnings (Loss):
     Net loss before
       provision for
       income taxes                     (13,633)   (138,054)   (281,471)   (528,913)

     Fixed charges
       per above                          1,006       6,615      67,784     100,484
                                        --------   ---------   ---------   ---------

Total Earnings (Loss)                   (12,627)   (131,439)   (213,687)   (428,429)
                                        ========   =========   ==========  ==========
Ratio of Combined Fixed
  Charges and Preference
  Dividends to Earnings                   (0.08)      (0.05)      (0.32)      (0.23)
                                        ========   =========   ==========  ==========

Coverage deficiency                     (13,633)   (138,054)   (281,471)   (528,913)
                                        ========   =========   ==========  ==========
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